Exhibit 99.1

Apollo Group, Inc.
News Release
APOLLO GROUP, INC. EXPANDS BOARD OF DIRECTORS
Terri Bishop, Stephen J. Giusto and Manuel F. Rivelo elected as directors
Phoenix, Arizona, March 17, 2009 – Apollo Group, Inc. (Nasdaq:APOL) today announced that at the annual meeting of its Class B shareholders on March 11, 2009, the shareholders elected Ms. Terri C. Bishop, Mr. Stephen J. Giusto and Mr. Manuel F. Rivelo to its Board of Directors, bringing the total number of directors to 13 from ten previously. The shareholders also reelected each of the ten incumbent directors. After the election of these directors, the Board now includes eight independent directors.
“In an effort to continually enhance and improve our corporate governance standards, and to expand and diversify the talent and expertise of the Board, we have added three new directors,” said John Sperling, Executive Chairman of Apollo Group, Inc. “The combined wealth of knowledge and experience of the new directors will add significant value to Apollo and I am very pleased to welcome Terri, Steve and Manny to the Board.”
Terri Bishop serves as Executive Vice President of External Affairs for Apollo Group, Inc.  She was previously Chief Communications Officer and Senior Vice President of Public Affairs. Ms. Bishop has had a long and successful history with Apollo Group, having been with the Company since 1982. During that time she has served in the areas of government and public affairs, curriculum and product development and institutional research. She was the founding Vice President and internal entrepreneur of the University of Phoenix’s online campus, providing oversight during its first ten years of start up and development. Ms. Bishop holds a bachelor’s degree in business and a master’s degree in human relations and organizational management from University of Phoenix. She is a member of the board of directors of One Touch Systems, which provides interactive distance learning and communications solutions. She also serves on the board of the Latino Policy Coalition, a national non-profit consortium of the country’s leading Latino research organizations and scholars.
Stephen J. Giusto is currently Executive Vice President and Chief Financial Officer of Korn Ferry International, a leading executive search firm. He plans to step down as Chief Financial Officer and assume the position of Senior Advisor to the Chief Executive Officer of Korn Ferry no later than April 30, 2009. Before joining Korn Ferry, Mr. Giusto was a Founder, Director, Executive Vice President and Chief Financial Officer of Resources Connection, Inc., a global professional services firm. Mr. Giusto began his career at Deloitte & Touche where he spent 13 years and was admitted as a partner in 1996. Mr. Giusto holds a Bachelor of Science degree in business from California Polytechnic State University, San Luis Obispo. He was named the Orfalea School of Business Honored Alumnus in 2005 and is a member of their Dean’s Advisory Council. He is also a member of the board of trustees and chairman of the finance committee of

Cate School, and a member of the board and past chairman of the American Cancer Society Orange County region.
Manuel F. Rivelo has been employed by Cisco Systems, Inc., an information technology provider, since 1992. He is currently Senior Vice President of Cisco Development Organization Operations, the technology development organization of Cisco Systems. Mr. Rivelo is also a member of the Cisco Development Council, the senior leadership team of the Cisco Development Organization. Mr. Rivelo’s responsibilities include leading operations of Cisco Development Organization in the creation of policies and processes relating to employees, investments, engineering and systems. He previously served as a systems engineer and as Senior Vice President of worldwide field process and technical operations for Cisco, where he was responsible for all operations within the worldwide sales organization. Mr. Rivelo holds a bachelor’s and master’s degree in electrical engineering from the Stevens Institute of Technology. Mr. Rivelo serves on the board of directors of CallWave, Inc., of which Mr. Peter Sperling is the Co-founder, Chairman and a Director.
In addition to the three new directors, the current members of the Company’s Board of Directors include: John Sperling, Executive Chairman; Chas Edelstein, Chief Executive Officer of Apollo Group; Peter Sperling, Vice Chairman of Apollo Group; Greg Cappelli, Executive Vice President of Global Strategy, Assistant to the Executive Chairman and Chairman of Apollo Global; Dino DeConcini; Roy A. Herberger, Jr., President Emeritus of Thunderbird School of Global Management; Ann Kirschner, University Dean of Macaulay Honors College, The City University of New York; K. Sue Redman; James R. Reis, Vice Chairman, GAINSCO, INC.; and George Zimmer, Founder, Chief Executive Officer and Chairman of Men’s Wearhouse, Inc.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries, University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s distinctive educational programs and services are provided at the high school, undergraduate, graduate and doctoral levels in 40 states and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico; Chile; and the Netherlands, as well as online throughout the world (data as of November 30, 2008).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Investor Relations Contact:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Media Contact:
Wendy Paul ~ (866) 222-8910 ~ wendy.paul@phoenix.edu